Capital Management

WELLS FARGO

	Pro Forma Year 3	Management Minimum
Tier 1 Leverage	9%	6%
Tier 1 Capital Ratio	11%	8%

- Tier 1 Capital at close - approximately $100bn
- No share buyback assumed for EPS accretion
- Transaction stands on its own without TARP
- TARP investment expected to be long-term non-dilutive since it will either earn a return in excess of its cost or will be called pursuant to its terms

Note: Pro forma year 3 capital levels and expected Tier 1 Capital at close reflect $25bn TARP and anticipated capital raise of up to $20bn, primarily common stock

Summary of Estimated Credit Losses and Interest Rate Marks

WELLS FARGO

Wachovia
Reconciliation of Earning Asset Marks
($ billion, pre-tax)

	Life of Loan Credit Losses	Interest Rate Marks	Total
10/3/08 Investor Presentation	$60.0	$14.0	$74.0
Wachovia Realized 3Q Losses on Securities Sales and FAS 115 Adjustment	-	(4.0)	(4.0)
Additional Interest Rate Mark on Loans (as of 9/30/08)	-	1.4	1.4
Updated 9/30/08 Credit and Interest Rate Marks	**$60.0**	**$11.4**	**$71.4**

WB - Life of Loan Loss Detail

Portfolio ($ billion)	Loans 9/30/2008	Estimated Credit Losses At-Close	Post-Close	Total ($bn)	Total (%)
Corporate/Investment Bank	$111.9	($10.8)	($3.4)	($14.2)	(12.7%)
General Banking Group (GBG)/Wholesale	61.9	(0.5)	(1.3)	(1.8)	(2.9%)
Wealth Management Group (WMG), Capital Management Group (CMG) & Other	45.1	(0.5)	(0.9)	(1.4)	(3.1%)
Total Commercial	$218.9	($11.8)	($5.6)	($17.4)	(7.9%)
Pick-a-Pay	$122.5	($25.2)	($10.6)	($35.8)	(29.3%)
Other Mortgage	28.0	(0.6)	(0.3)	(0.9)	(3.4%)
Home Equity	62.6	(0.7)	(2.8)	(3.5)	(5.6%)
Auto	22.9	(0.2)	(1.1)	(1.3)	(5.7%)
Other	27.5	(0.6)	(0.4)	(1.0)	(3.6%)
Total Consumer	$263.5	($27.4)	($15.2)	($42.6)	(16.2%)
Grand Total	$482.4	($39.2)	($20.8)	($60.0)	(12.4%)

Note: Totals may not tie due to rounding; Amounts are pre-tax and will be updated at close